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                                     Contact:  James Huston
                                               Investor Relations Department
                                               Aames Financial Corporation
                                               (323) 210-5311


FOR IMMEDIATE RELEASE


        AAMES FINANCIAL CORPORATION CLOSES $460.0 MILLION SECURITIZATION

     SELLS RESIDUAL ASSET TO AFFILIATE UNDER RESIDUAL FORWARD SALE FACILITY


         LOS ANGELES, CALIFORNIA, SEPTEMBER 28, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today announced that it completed a $460.0 million mortgage loan securitization in September, its first securitization of mortgage loans since November 1999. In connection with the securitization, the Company sold for cash the residual asset created in the securitization for cash under its previously announced residual forward sale facility.

         "The Company achieved more favorable gain on sale in the securitization than realized in recent whole loan sales. In addition, the sale of the residual interest through the residual forward sale facility provides additional liquidity to the Company and eliminates the negative cash flow traditionally experienced by the Company in securitizations", said Meyerson. "With the residual forward sale facility in place, the Company expects to be able to fulfill its strategy of selling loans through both securitizations and whole loan sales in each quarter, balancing the company's liquidity and profitability with the market conditions existing at the time of the sales."

         Aames Financial Corporation is a leading home equity lender, and at June 30, 2000 operated 100 retail Aames Home Loan offices and 7 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.